Exhibit 10.7
CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of July 26, 2019 (the “Effective Date”), by and between Regulus Therapeutics Inc., a Delaware corporation having a principle place of business at 10628 Science Center Drive, Suite 225, San Diego, California 92121 (hereinafter “Regulus”), and Daniel R. Chevallard, an individual having an address at (hereinafter “Consultant”).

Recitals

Whereas, Regulus is a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs; and

Whereas, Regulus and Consultant desire to enter into this Agreement to provide the terms and conditions upon which Consultant will provide Consulting Services to Regulus as detailed herein;

Now, therefore, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Regulus and Consultant hereby agree as follows:

Definitions

Consulting Services:	Finance and accounting services
Consulting Period:	Ninety (90) days from the Effective Date
Consulting Rate:	$300.00 per hour

Terms and Conditions

1.	Engagement of Services

Consultant is retained by Regulus to perform the Consulting Services as specifically described above, as needed and requested by Regulus. Consultant will perform such Consulting Services to the best of Consultant’s talent and ability.

2.	Compensation

As full and complete compensation for Consulting Services and for the discharge of all of Consultant's obligations hereunder, Regulus will pay Consultant at the Consulting Rate set forth above. Consultant shall invoice Regulus on a monthly basis for consultant fees and reimbursable expenses, and Regulus, upon its approval, shall pay all undisputed fees and expenses within forty (40) days receipt of invoice. In addition to such compensation, Regulus will reimburse Consultant for Regulus-approved travel and other out-of-pocket costs reasonably incurred in the course of performing services under this Agreement in accordance with Regulus’ standard expense reimbursement policy. Consultant will provide Regulus with appropriate receipts for all such costs.

3.	Independent Contractor

Consultant is an independent contractor and not an employee of Regulus. Consultant has no authority to obligate Regulus by contract or otherwise. Consultant will not be eligible for any employee benefits. Taxes will be the sole responsibility of Consultant.

4.	Additional Activities

(a)
Consultant agrees that during the Consulting Period and for one (1) year thereafter, Consultant will not attempt to induce any employee or employees of Regulus to terminate their employment with, or otherwise cease their relationship with Regulus.

(b)
Consultant acknowledges that Regulus has developed, through an extensive acquisition process, valuable information regarding actual or prospective partners, licensors, licensees, clients, customers and accounts of Regulus (“Trade Secret Information”). Consultant acknowledges that Consultant’s use of such Trade Secret Information after the termination of the Consulting Period would cause Regulus irreparable harm. Therefore, Consultant also agrees that Consultant will not utilize any Trade Secret Information to solicit the business relationship or patronage of any of the actual or prospective partners, licensors, licensees, clients, customers or accounts of Regulus.

(c)
The restrictions set forth in this Section 4 are considered by the parties to be reasonable for the purposes of protecting the business of Regulus. However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

5.	Confidential Information

(a)
Regulus possesses confidential information that has been created, discovered, developed by, or otherwise become known to Regulus (including, without limitation, information created, discovered, developed or made known by Consultant arising out of Consultant's relationship with Regulus).

(i)
All such information is hereinafter referred to as “Confidential Information.” By way of illustration, but not limitation, Confidential Information includes: (A) inventions, developments, designs, improvements, trade secrets, ideas, formulas, source and object codes, programs, other works of authorship, organisms, plasmids, expression vectors, know-how, processes, cell lines, discoveries, techniques, data and documentation systems (hereinafter collectively referred to as “Inventions”); and (B) information regarding plans for research, development, new products, clinical data, pre-clinical product data, clinical trial patient data, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, as well as information regarding the skills and compensation of employees of Regulus. Specifically excluded from the definition of “Confidential Information” are any Paragraph 6(c) Inventions (as defined therein), or Inventions listed on Appendix A.

(ii)
All Confidential Information will be the sole property of Regulus and its assigns, and Regulus and its assigns will be the sole owner of all patents, copyrights and other rights in connection with such Confidential Information. At all times, both during the term of this Agreement and for five (5) years after its termination, Consultant will keep in confidence and trust all Confidential Information and will not use, disclose, lecture upon or publish any Confidential Information or anything related to such information without the written consent of Regulus. Any permitted disclosures will be made in strict compliance with the Regulus publication and presentation clearance policy.

(b)
Consultant also understands that Regulus has received and in the future will receive valuable information that is confidential or proprietary from third parties (“Third-Party Information”) subject to a duty on the part of Regulus to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and for five (5) years thereafter, Consultant will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between Regulus and such third party, unless expressly authorized to act otherwise by an officer of Regulus in writing. Any permitted disclosures will be made in strict compliance with Regulus publication and presentation clearance policy.

(c)
The obligations of Paragraph 5 will not apply to information that Consultant can establish by written records: (a) was known by Consultant prior to the receipt of Confidential Information; (b) was disclosed to Consultant by a third party having the right to do so; (c) was, or subsequently became, in the public domain through no fault of Consultant, its officers, directors, Affiliates employees or agents; (d) was independently developed by Consultant without use of Confidential Information; or (e) was disclosed by Consultant pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as Consultant provides Regulus with sufficient prior notice in order to allow Regulus to contest such request, requirement or order.

(d)
Consultant acknowledges that Regulus is a publicly traded company and that, in the course of performing Consulting Services under this Agreement, Consultant may learn of Material, Non-Public Information regarding Regulus, defined as information that is not generally known or available to the public for which there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Consultant understands that federal and state securities laws prohibit Consultant from purchasing or selling Regulus securities while in possession of any such Material, Non-Public Information, or from disclosing such Material, Non-Public Information to others.

6.	Inventions

In the course of performing Consulting Services for Regulus, Consultant may develop new ideas or Inventions or make other contributions of value to Regulus.

(a)
Consultant hereby assigns to Regulus Consultant's entire right, title and interest in and to any and all Inventions (and all patent rights, copyrights, and all other rights in connection therewith, hereinafter referred to as “Proprietary Rights”) whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived of or reduced to practice or learned by Consultant, either alone or jointly with others, during the term of this Agreement in the course of or as a result of performing consultant services hereunder. All Inventions assigned to Regulus pursuant to this paragraph will be known as “Company Inventions”. Consultant agrees that all Proprietary Rights and Company Inventions are the sole property of Regulus. Consultant agrees, upon request, to execute, verify and deliver assignments of such Proprietary Rights to Regulus or its designee. Consultant understands that, to the extent this Agreement will be construed in accordance with the laws of any state which precludes a requirement in an agreement to assign certain classes of inventions made by an individual acting as a consultant, this paragraph will be interpreted not to apply to any inventions which a court rules and/or Regulus agrees falls within such classes.

(b)
Consultant further agrees to assist Regulus in every proper way to obtain, from time to time, and to enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Regulus may reasonably request for use in applying for, obtaining, sustaining and enforcing such Proprietary Rights relating to Company Inventions. Consultant's obligation to assist Regulus in obtaining and enforcing Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of this Agreement, but Regulus will compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Regulus' request in connection with such assistance. In the event Regulus is unable, after reasonable effort, to secure Consultant's signature on any document needed to apply for or prosecute any Proprietary Rights relating to a Company Invention, Consultant hereby irrevocably designates and appoints Regulus and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and on Consultant’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such Proprietary Rights with the same legal force and effect as if executed by Consultant.

(c)	Inventions, if any, patented or unpatented, which Consultant made prior to the execution of this Agreement, are excluded from the scope of this Agreement.

(d)
During the term of this Agreement, Consultant will promptly disclose to Regulus, or any persons designated by it, fully and in writing and will hold in trust for the sole right and benefit of Regulus any and all Company Inventions, whether or not patentable or protectable by copyright. At the time of each such disclosure, Consultant will advise Regulus in writing of any Inventions that Consultant believes are not subject to the assignment provisions of Section 6(a) above, and Consultant will at that time provide to Regulus in writing all evidence necessary to substantiate that belief. (Consultant will not be obligated to disclose information received by Consultant from others under a contract of confidentiality.) In addition, after termination of this Agreement, Consultant will disclose to Regulus all patent applications filed by Consultant relating to any Company Inventions or relating to any work performed by Consultant on behalf of Regulus.

7.	Previous Consulting Relationships

Consultant represents that Consultant's performance of Consulting Services, as well as Consultant’s performance of the rest of Consultant’s obligations under the terms of this Agreement, will not breach any agreement to keep in confidence any proprietary information acquired by Consultant in confidence or in trust from another entity prior to the date of this Agreement. Consultant agrees not to bring to Regulus or to use in the performance of services for Regulus any materials or documents of a present or former employer or client of Consultant, or any materials or documents obtained by Consultant under a confidentiality agreement imposed by reason of another of Consultant's consulting relationships, unless such materials or documents are generally available to the public or Consultant has authorization from such present or former employer or client for the possession and unrestricted use of such materials.

8.	Termination

The term of this Agreement will coincide with the Consulting Period. The duration of the Consulting Period (and thus the term of this Agreement) may be extended only if both parties agree to an extension in writing, signed by both Consultant and an authorized officer of Regulus. Consultant understands and agrees that Regulus has the absolute right to terminate this Agreement, at any time and for whatever reason, prior to the expiration of the Consulting Period, so long as Regulus provides Consultant with written notice of such termination as set forth in Section 9(f). In the event of a termination of this Agreement prior to the end of the Consulting Period, Regulus will pay Consultant for any Consulting Services appropriately rendered or for any expenses reasonably incurred on behalf of Regulus, up to and including the termination notification date, pursuant to the criteria set forth in Section 2 of this Agreement.

9.	Miscellaneous

(a)
Upon expiration or termination of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such expiration or termination, except that any termination or expiration of this Agreement will not relieve Consultant of Consultant's obligations under Sections 4, 5, 6 and 7 hereof, nor will any such expiration or termination relieve Consultant or Regulus from any liability arising from any breach of this Agreement. Upon expiration or termination of this Agreement for any reason whatsoever, Consultant will promptly surrender and deliver to Regulus any and all laboratory notebooks, conception notebooks, drawings, notes, memoranda, specifications, devices, formulas, molecules, cells, storage media, including calculations, sequences, data and other materials of any nature pertaining to Consulting Services for Regulus, as well as any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any Confidential or Third Party Information.

(b)
The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as Regulus has specifically contracted for Consultant's services, Consultant may not assign or delegate Consultant's obligations under this Agreement either in whole or in part without the prior written consent of Regulus.

(c)
Because Consultant's services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Information of Regulus, Regulus will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Regulus may have for a breach of this Agreement.

(d)
This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to contracts entered into and performed entirely within such State. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision will be severed and the remainder of this Agreement will continue in full force and effect.

(e)
This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

(f)
Any notices required or permitted hereunder will be given to the appropriate party at the address specified above, or at such other address as the party will specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address, or by facsimile transmission (receipt verified and with confirmation copy followed by another permitted method), telexed, sent by express courier service, or, if sent by certified or registered mail, three (3) days after the date of mailing.

Consultant	Regulus Therapeutics Inc.

/s/ Dan Chevallard	/s/ Christopher Aker
Daniel R. Chevallard	Christopher Aker
SVP & General Counsel